Exhibit 10.25

THE LACLEDE GROUP 2011
MANAGEMENT CONTINUITY PROTECTION PLAN
(as of January 1, 2011)

This Plan was adopted in the best interests of the Company and its stockholders for the purpose of reinforcing and encouraging the continued attention and dedication of the Plan Participants to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of any future change in control of the Company.

I.           Participants

Participants shall include all Officers of The Laclede Group, Inc. (the “Company”) and Laclede Gas Company first appointed to an officer position on or after January 1, 2011, as well as certain other key officers of other Company Affiliates as may be first determined on and after January 1, 2011.  It is contemplated that the features set forth below would be incorporated in agreements to be entered into between the Company and each of such officers.

II.          Change In Control

Change In Control occurs if and when any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities or when any such person becomes a beneficial owner, directly or indirectly, of at least thirty percent (30%) and no more than fifty percent (50%) of such securities and a majority of the outside members of the Company’s Board of Directors decides that a de facto Change in Control has occurred.

Notwithstanding the foregoing, to the extent that any Award granted under the Plan is subject to the provisions of Section 409A of the Code, the definition of Change of Control shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code to the extent such Award constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code.

III.         Cause

With respect to termination by the Company or a Company Affiliate of the Participant’s employment, Cause shall mean:

(i)     Willful and continued failure by the Participant to perform substantially the duties of employment assigned by the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered by the Company, which specifically identifies the manner in which it is believed that the Participant has not substantially performed such duties;

(ii)    Willful engagement by the Participant in misconduct that is materially injurious to the Company or any of its Affiliates.

IV.        Good Reason

With respect to the termination by the Participant of his or her employment with the Company, Good Reason shall mean:

(i)     a material diminution in the Participant’s base salary compensation or Annual Incentive Plan Performance Award target level;

(ii)    a material diminution in the authority, duties or responsibilities of the Participant;

(iii)   a material change, of not less than 25 miles, in the geographic location at which the Participant’s office is located;

(iv)   the failure by the Company or its Affiliates, as applicable, to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the tax-qualified, nonqualified or welfare benefit plans of the Company or its Affiliates in which the Participant was participating immediately prior to the Change in Control.

V.        Employment and Employment Termination

Employment with the Company shall include employment with the Company, any Affiliate of the Company, any successor of the Company, or any Affiliate of such successor.

Employment Termination shall mean the effective date of:

(i)     the termination by the Company or any of its Affiliates of the Participant's employment with the Company other than for Cause; or

(ii)    the termination by the Participant of his or her employment with the Company for Good Reason;

provided that an event in (i) or (ii) must also be a “separation from service” as defined under Final Treasury Regulation Section 1.409A-1(h), including the default presumptions thereof.

VI.        Affiliates

For purposes of the Plan, “Affiliate” shall mean (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the applicable entity and/or (ii) to the extent provided by the Company, any person or entity in which such entity has a significant interest.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise; provided, however, with respect to any deferrals subject to Section 409A of the Code, the term “Affiliate” shall mean any member of the applicable entity’s control group within the meaning of Final Treasury Regulation Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

VII.       Benefits

If, within twenty-four (24) months following a Change in Control, the Company or a subsidiary terminates Participant, other than for Cause, or the Participant terminates his or her employment with the Company and its Affiliates for Good Reason, such Participant shall be entitled to receive at such time (or such other time as provided below) a non-discounted lump sum in an amount equal to the “average annual compensation” as such term is referred to in Treasury Regulation Section 1.280G-1 Question and Answer 34 and such other guidance promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) paid to Participant for the five-year period (or if the Participant is employed by the Company for less than five years, such shorter period) immediately preceding such termination of employment or resignation (each a “separation from service” as shall be determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Final Treasury Regulation 1.409A-1(h), including the default presumptions thereof), multiplied by: (1) in the case of the President or of the Executive Vice President, 2.99 times; or (2) in the case of all other Participants, 2.00 times.

However, notwithstanding the above, in no event shall the benefit be greater than an amount equal to the average monthly compensation paid to Participant for the five-year period (or if employed by the Company for less than five years, such shorter period) immediately preceding such separation from service multiplied by the number of months remaining from such date of separation from service until the date upon which the Participant would have been 65 years of age.

Notwithstanding any provision herein to the contrary, if the Company determines that Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and regulations and other guidance issued thereunder, then such benefit (or portion thereof) shall be paid no earlier than the first day of the seventh month following the month of Participant’s separation from service (with the first such payment being a lump sum equal to the aggregate benefit the Participant would have received during such period if no such payment delay had been imposed, together with interest on such delayed amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code at the time of such separation from service).

Moreover, notwithstanding the above, to the extent, if any, that any payment or distribution of any portion of the benefit described above (together with any other benefit under any other plan, policy or arrangement) would trigger any adverse tax consequences under Section 280G of the Code, or Section 4999 of said Code, such as loss of deductions to the Company, or the payment of an additional excise tax by the Participant, or both, then the benefit hereunder (and to the extent necessary, under any other plan, policy, or arrangement providing for “parachute payments” as defined under Code Section 280G) shall be reduced (on a pro rata basis for all such plans, policies, or arrangements) to $1 less than that extent, and to no greater extent.  Parachute payments and/or any cutback amount and any other determination with respect to Code Section 280G shall be determined by the Company in good faith.

VIII.      Amendment/Termination of the Plan

The Company may amend this Plan at any time, and from time to time; provided, however, that no amendment adopted after the effective date of a Change in Control shall have the effect of (i) removing a Participant from this Plan, (ii) adding conditions for participation or the entitlement to receive benefits under this Plan, (iii) reducing the amount of benefits payable to a Participant, or (iv) otherwise restricting a Participant’s right to receive benefits under the Plan, except as may otherwise be required to conform such payments to the requirements of Section 409A of the Code.  The Company’s Board of Directors may terminate the Plan at any time prior to a Change in Control.  The Plan may not be terminated after the effective date of a Change in Control, except that the Plan shall automatically terminate upon payment of all benefits due after such Change in Control.  Notwithstanding the above, the Plan may not be terminated and payments accelerated thereunder contrary to the provisions of Section 409A of the Code including, without limitation, Final Treasury Regulation Section 1.409A-3(j)(4)(ix) with reference to Final Treasury Regulation Section 1.409A-1(g).

IX.        Administration

The Plan shall be administered by a person or committee appointed by the Company’s Board of Directors (the “Plan Administrator”).  In the absence of such appointment, the Plan Administrator shall be the Board of Directors.

X.         Claim for Benefits

Any claim for benefits under this Plan shall be submitted to the Plan Administrator.  If the Plan Administrator denies the claim for benefits, in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination no later than ninety (90) days after receipt of the claim by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time, which may not exceed a further ninety (90) days, for processing the claim and so notifies the claimant in writing prior to the termination of the initial 90 day period.  In the event that a claim for benefits under this Plan has been denied by the Plan Administrator, the decision shall be subject to review by the Company upon written request of the claimant made to the Plan Administrator within sixty (60) days of receipt by the claimant of notice of such denial.  Upon request and free of charge, the Company shall provide the claimant with reasonably access to all pertinent information, documents and records with respect to the claim.  The decision of the Company upon review shall be in writing and shall state the reasons for the decision and the provisions of this Plan on which the decision is based.  Such decision shall be made within sixty (60) days after the Company’s receipt of written request for such review unless a hearing is necessitated to determine the facts and circumstances, in which event a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the claimant’s written request for review.  The decision of the Company upon review shall be final and binding on all persons.

XI.        Severability and Applicable Law

The illegality of any provision of this Plan shall not affect the enforceability of any other provision of this Plan.  The Plan shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflict of law rules.

XII.       Withholding

All payments made under the Plan to a Participant or his or her beneficiary shall be subject to withholding of such amounts as the Company reasonably may determine are required to be withheld pursuant to any applicable Federal, state, local, or foreign law or regulation.

XIII.      Miscellaneous

The rights of Participants and their beneficiaries to benefits under the Plan shall be solely those of unsecured general creditors of the Company.  The Plan constitutes merely a promise by the Company to make benefit payments in the future.  The Plan is intended to be unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended.  Notwithstanding the foregoing, the Company may contribute to a trust fund under a “rabbi trust” agreement between the Company and a banking organization, if such a trust fund is hereafter established, and payments under the Plan may be made from any such trust fund.  Any asset acquired or held by the Company in connection with the Company’s liabilities under the Plan shall not be deemed to be security for the performance of the Company’s obligations under this Plan.

The rights and interests of Participants and their beneficiaries to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participants or their beneficiaries, and any such rights and interests under the Plan shall not be liable for or subject to any obligation or liability of the Participant or beneficiary.

Notwithstanding any other provision of the Plan, the Plan is intended to comply with Section 409A of the Code and shall at all times be interpreted in accordance with such intent that amounts that may become payable to Participant shall not be taxable to such Participants until such amounts are paid in accordance with the terms of the Plan.  To the extent that any provision of the Plan violates Section 409A of the Code and the Final Treasury Regulations promulgated thereunder such that amounts would be taxable to a Participant prior to payment or otherwise subject to penalties under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof.  Notwithstanding the foregoing, in no event will the Company or any of its Affiliates have any liability for any failure of the Plan to satisfy Section 409A of the Code and such parties do not guarantee that the Plan complies with Section 409A of the Code.